EXHIBIT 99.1

NEWS RELEASE

RANGE COMPLETES APPALACHIAN ACQUISITION

FORT WORTH, TEXAS, DECEMBER 14, 2004...RANGE RESOURCES CORPORATION (NYSE: RRC) announced today that it had completed the previously announced Appalachian acquisition for $219 million subject to normal post-closing adjustments.

Range estimates it acquired 205 Bcfe of net proved reserves in the transaction. Approximately half the value is attributable to royalty interests. The reserves are 99% natural gas, 80% coalbed methane and have more than a 20-year reserve life index. The purchase added approximately 14.8 Mmcfe a day to Range’s production and increased its leasehold position by 417,000 acres. On 373,000 mineral acres, interests include both a royalty and a working interest. The acquisition cost equates to $1.07 per mcfe of proved reserves assuming no allocation of the purchase price to undeveloped leasehold. Range believes that the acquired properties also have significant additional reserve potential as proved reserves have been assigned to only 30% of the acreage. The acquisition increased Range’s proved reserves to nearly 1.2 Tcfe, raised its production to 225 Mmcfe a day and lengthened its reserve life index to 15 years. As a result of the acquisition, Range has increased its production growth guidance for 2005 to 20%.

Range also announced that the underwriters have elected to exercise the full 15% overallotment option with regard to its recent common stock offering. The acquisition will be funded with the $103 million of net proceeds from the common stock offering and from bank borrowings. In concert with the transaction, the borrowing base under Range’s bank credit facility was increased to $575 million. Upon closing the acquisition and the stock offering, the available liquidity under the bank facility will be approximately $140 million.

Commenting, John H. Pinkerton, the Company’s President said, “Acquiring these reserves, which are 80% coalbed methane, was an attractive transaction for Range. We purchased a substantial volume of high-margin, long-life natural gas reserves in properties where we own both a royalty interest and a working interest. Furthermore, there are significant opportunities to enhance the value of these assets given the large property base covering 417,000 acres. The properties’ royalty component and high margins will immediately benefit our shareholders. Their long reserve life and exceptional development potential indicate the benefits of the acquisition should extend for many years to come. Importantly, the transaction fits well within our balanced strategy of growth through the drill bit and complementary acquisitions.”

RANGE RESOURCES CORPORATION (NYSE: RRC) is an independent oil and gas company operating in the Permian, Midcontinent, Gulf Coast and Appalachian regions of the United States.

Except for historical information, statements made in this release, including those relating anticipated increases in production, reserves and reserve life index, as well as development and exploratory drilling potential are forward-looking statements as defined by the Securities and Exchange Commission. These statements are based on assumptions and estimates that management believes are reasonable based on currently available information; however, management’s assumptions and the Company’s future performance are subject to a wide range of business risks and uncertainties and there is no assurance that these goals and projections can or will be met. Any number of factors could cause actual results to differ materially from those in the forward-looking statements, including, but not limited to, the volatility of oil and gas prices, the costs and results of drilling and operations, the timing of production, mechanical and other inherent risks associated with oil and gas production, weather, the availability of drilling equipment, changes in interest rates, litigation, uncertainties about reserve estimates, and environmental risks. The Company undertakes no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in the Company’s filings with the Securities and Exchange Commission, which are incorporated by reference.

2004-37

Contact:	Rodney Waller, Senior Vice President Karen Giles (817) 870-2601 www.rangeresources.com